Exhibit 10.1

Dear Ben Piggott,

It is our pleasure to confirm our offer of employment to you as Director of Corporate Development at E.C.D. Automotive Design reporting to our CEO.  The Director of Corporate Development will be a remote position with some visits required to ECD - HQ.

This will be a six month contract with a review period by both employer & employee with the option to extend or cancel at that time. If the contract is terminated by the company and it subsequently closes on an M&A target that was brought forth by the employee, the employee will still be entitled to the ‘M&A Bonus’ as outlined below.

Your hours of work will be Monday to Friday 8:30am to 5:00pm with a 30-minute unpaid lunch but this is an exempt position and may require additional hours. Your annual salary will be $225,000Per annum. Your start date will be August 15th, 2025.

As part of your benefits aligned to this offer letter you will be offered a one-time share grant of $150,000 worth of shares as discussed in the interview process.

You will be eligible to earn an annual discretionary bonus aligned as below:

Compensation

●	Base Salary of $225,000

●	ECDA Share Grant from the 2025 Proxy - $150,000

●	Healthcare Insurance for Employee and Dependents Covered by Company

●	SEC Legal Expenses Covered by the Company

●	Per Deal Economics on the Headline Value (M&A Bonus

○	5% of gross on the first $5M

○	4% of gross on next $5M-$10M

○	3% of gross on anything over $10M

○	80% will be paid in cash at closing and 20% paid in cash one year after closing (the Performance Bonus), subject to mutually agreed upon sales and ebitda thresholds achieved by the target company, subject to audit by the employee.

○	Example - Purchase a Storage Asset for $11M

■	5% * $5M = $250,000

■	4% * $5M = $200,000

■	3% * $1M = $30,000

■	Total = $480,000

Please see below for an explanation of benefits (can be extended or terminated based on performance):

Benefits include:

●	2 paid sick days (subject of sick pay agreement and physician documentation)

●	20 accrued days paid vacation per year and public holidays.

●	Medical, Dental and Vision benefits, you and your eligible dependents will be eligible for company medical, dental and vision benefit programs effective with your first day of employment. The company offers a subsidized plan that can be shared with you at your induction.

●	You will be able to continue participating in the company’s 401(k) program

If you are in accordance and would like to accept the position, please sign below and return to myself at scott@ecdautodesign.com

Signed. Scott Wallace - CEO

/s/ Scott Wallace

Welcome to the team!